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EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

This Agreement is executed effective October 1, 2000 (the "Effective Date") between SVI Solutions, Inc., a Delaware corporation (the "Company"), having an address for notices at 12707 High Bluff Drive, Suite 335, San Diego, California 92130, and Barry Schechter ("Executive"), having an address for notices at 12707 High Bluff Drive, Suite 335, San Diego, California 92310, who agree as follows:

1. Hiring. The Company hereby hires Executive as, and Executive hereby agrees to act as Chief Executive Officer of the Company.

2. Duties. Executive shall faithfully and diligently perform the following duties on a full-time basis: (a) Devoting Executive's entire productive time, ability and attention to the business of the Company; (b) Performing such other duties as the board of directors of the Company (the "Board"), shall from time to time specify that are consistent with the duties normally performed by a Chief Executive Officer; and (c) reporting directly to the Board.

3. Base Compensation. Executive's total compensation ("Base Compensation") under this Agreement shall be:

                  First Year        $27,082 per month ($325,000 per annum)
                  Second Year       $29,167 per month ($350,000 per annum)
                  Third Year        $31,250 per month ($375,000 per annum)

payable monthly in arrears from the Effective Date, in accordance with and at the same times as the Company's ordinary payroll procedures.

3.1. The Company reserves the right to change the compensation level, at its sole discretion, during the term of this Agreement.

4. Additional Compensation. As additional compensation, Executive shall receive, on each anniversary of his employment under this Agreement, the option to purchase from the Company a number of shares (the "Option Shares") equal to 150% of the Executive's Base Compensation, for the preceding year, divided by the closing price on the anniversary date (the "Option Price"). The Share Option may be exercised by the Executive, in whole or in part, at any time within ten (10) years of the date of the grant by written notice tendering payment of the Option Price. Such Option will be fully vested on the date of the grant.

5. Benefits. Executive shall be entitled to the following benefits during the term of this Agreement:

5.1. Twenty (20) business days paid vacation for each one-year period during the term of this Agreement (prorated for any partial year), to be taken at such times that are consistent with Executive's performance of Executive's duties under this Agreement.

5.2. Reimbursement for reasonable out-of-town travel expenses and local expenses incurred in the proper performance of Executive's duties under this Agreement, in accordance with the Company's policy.

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5.3. Reimbursement for reasonable expenses, including reasonable and customary automobile expenses, incurred in the proper performance of Executive's duties under this Agreement and in accordance with the Company's policy.

5.4. Inclusion in the Company's medical plan for the Company's other Executives.

5.5. All benefits generally available to other officers of the Company.

6. Term. The term of this Agreement shall commence on the Effective Date and unless terminated earlier as set forth below, shall expire on September 30, 2003. Upon expiration of this Agreement, the parties shall negotiate, in good faith, an extension of the contract on such terms and conditions as shall reasonably be agreed to. At any time that Good Cause (as defined below) exists or has arisen, the Company may, at its election, terminate this Agreement upon 14 days written notice. For purposes of this Agreement, "Good Cause" shall mean the existence or occurrence of any of the following:

6.1.1. Any repeated breach of duty by Executive, or any repeated failure by executive to perform such duties as may be delegated to Executive by the Company from time to time after written notice specifying such breach or failure which Executive fails to cure within fourteen (14) days of receipt of such notice.

6.2. If Executive is convicted of a felony.

6.3. If Executive commits theft, larceny, embezzlement, fraud, any acts of dishonesty, illegality, moral turpitude or gross mismanagement.

6.4. If Executive otherwise materially and repeatedly breaches any provision of this Agreement.

6.5. The death of Executive.

6.6. If Executive becomes materially disabled to such an extent that Executive is precluded from performing the duties set forth in this Agreement for a period of six (6) months.

7. Confidentiality. Executive hereby acknowledges that the Company has made (or may make) available to Executive certain customer lists, product design information, performance standards and other confidential and/or proprietary information of the Company or licensed to the Company, including without limitation trade secrets, copyrighted materials and/or financial information of the Company (or any of its affiliates) including without limitation financial statements, reports and data (collectively, the "Confidential Material"). Except as essential to Executive's obligations under this Agreement, neither Executive nor any agent, employee, officer, or independent contractor of or retained by Executive shall make any disclosure of this Agreement, the terms of this Agreement, or any of the Confidential Material. Except as essential to Executive's obligations under this Agreement, neither Executive nor any agent, employee, officer, or independent contractor of or retained by Executive shall make any duplication or other copy of any of the Confidential Material. Immediately upon request from the Company, Executive shall return to the Company all Confidential Material. Executive shall notify each person to whom any disclosure is made that such disclosure is made in confidence, that the Confidential Material shall be kept in confidence by such person, and that such person shall be bound by the provisions of this Paragraph.


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8. Proprietary Information. For purposes of this Agreement, "Proprietary
Information" shall mean any information, observation, data, written material, record, document, computer program, software, firmware, invention, discovery, improvement, development, tool, machine, apparatus, appliance, design, promotional idea, customer list, practice, process, formula, method, technique, trade secret, product and/or research related to the actual or anticipated research, development, products, organization, business or finances of the Company (or any of its affiliates). All right, title and interest of every kind and nature whatsoever in and to the Proprietary Information made, discussed, developed, secured, obtained or learned by Executive during the term of this Agreement, or the 60-day period immediately following termination of this Agreement, shall be the sole and exclusive property of the Company for any purposes or uses whatsoever, and shall be disclosed promptly by Executive to the Company. The covenants set forth in the preceding sentence shall apply regardless of whether any Proprietary Information is made, discovered, developed, secured, obtained or learned (a) solely or jointly with others, (b) during the usual hours of work or otherwise, (c) at the request and upon the suggestion of the Company or otherwise, or (d) with the Company's materials, tools, instruments or on the Company's premises or otherwise. All Proprietary Information developed, created, invented, devised, conceived or discovered by Executive that are subject to copyright protection are explicitly considered by Executive and the Company to be works made for hire to the extent permitted by law. Executive hereby assigns to the Company all of Executive's right, title and interest in and to the Proprietary Information. Executive hereby forever fully releases and discharges the Company, any affiliates of the Company and their respective officers, directors and employees, from and against any and all claims, demands, damages, liabilities, costs and expenses of Executive arising out of, or relating to, any Proprietary Information. Executive shall execute any documents and take any action the Company may deem necessary or appropriate to effectuate the provisions of this Agreement, including without limitation assisting the Company in obtaining and/or maintaining patents, copyrights or similar rights to any Proprietary Information assigned to the Company, if the Company, in its sole discretion, requests such assistance. Executive shall comply with any reasonable rules established from time to time by the Company for the protection of the confidentiality of any Proprietary Information. Executive irrevocably appoints the Chairman of the Company to act as Executive's agent and attorney-in-fact to perform all acts necessary to obtain and/or maintain patents, copyrights and similar rights to any Proprietary Information assigned by Executive to the Company under this Agreement if (a) Executive refuses to perform those acts, or (b) is unavailable, within the meaning of any applicable laws. Executive acknowledges that the grant of the foregoing power of attorney is coupled with an interest and shall survive the death or disability of Executive. Executive shall promptly disclose to the Company, in confidence
(a) all Proprietary Information that Executive creates during the term of this Agreement, and (b) all patent applications filed by Executive within one year after termination of this Agreement. Any application for a patent, copyright registration or similar right filed by Executive within one year after termination of this Agreement shall be presumed to relate to Proprietary Information created by Executive during the term of this Agreement, unless Executive can prove otherwise. Nothing contained in this Agreement shall be construed to preclude the Company from exercising all of its rights and privileges as sole and exclusive owner of all of the Proprietary Information owned by or assigned to the Company under this agreement. The Company, in exercising such rights and privileges with respect to any particular item of Proprietary Information, may decide not to file any patent application or any copyright registration on such Proprietary Information, may decide to maintain such Proprietary Information as secret and confidential, or may decide to abandon such Proprietary Information or dedicate it to the public. Executive shall have no authority to exercise any rights or privileges with respect to the Proprietary Information owned by or assigned to the Company under this Agreement. This Agreement does not apply to any Proprietary Information that qualifies fully under the provisions of California Labor Code Section 2870 or any similar or successor statute.


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9. Survival. The representations, warranties and covenants of Executive in this
Agreement shall survive any termination of this Agreement.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11. Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

12. Venue and Jurisdiction. For purposes of venue and jurisdiction, this Agreement shall be deemed made and to be performed in the City of San Diego, California.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

14. Time of Essence. Time and strict and punctual performance are of the essence with respect to each provision of this Agreement.

15. Attorney's Fees. In the event any litigation, arbitration, mediation, or other proceeding ("Proceeding") is initiated by any party(ies) against any other party(ies) to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing party(ies) in such Proceeding shall be entitled to recover from the unsuccessful party(ies) all costs, expenses, and actual attorney's fees relating to or arising out of (d) such Proceeding (whether or not such Proceeding proceeds to judgment), and (e) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees.

16. Modification. This Agreement may be modified only by a contract in writing executed by the party(ies) to this Agreement against whom enforcement of such modification is sought.

17. Headings. The headings of the Paragraphs of this Agreement have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement, or be used in any manner in the interpretation of this Agreement.

18. Prior Understandings. This Agreement contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such parties' agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.


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19. Interpretation. Whenever the context so requires in this Agreement, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word "person" shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity.

20. Partial Invalidity. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Agreement.

21. Notices. All notices or other communications required or permitted to be given to a party to this Agreement shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at its address as set forth above in the introductory Paragraph of this Agreement. Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Paragraph, then it shall be deemed given, delivered and received three days after the date such notice or other communication is deposited with the United States Postal Service in accordance with this Paragraph. Any party to this Agreement may give a notice of a change of its address to the other party(ies) to this Agreement.

22. Drafting Ambiguities. Each party to this Agreement has reviewed and revised this Agreement. Each party to this Agreement has had the opportunity to have such party's legal counsel review and revise this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

SVI HOLDINGS, INC., a Nevada corporation


     /s/ David Reese
By:  David Reese
     Secretary



EMPLOYEE

     /s/ Barry Schechter
By:  Barry Schechter
     Chief Executive Officer